Exhibit 99.1

Luna Innovations Reports First-Quarter 2022 Results
Reaffirms 2022 Outlook

Highlights
•Total revenues of $22.5 million for the three months ended March 31, 2022, up 7% compared to the three months ended March 31, 2021
•Gross margin of 64% for the three months ended March 31, 2022, compared to 58% for the three months ended March 31, 2021
•Operating loss of $2.4 million for the three months ended March 31, 2022, compared to operating loss of $1.6 million for the three months ended March 31, 2021
•Net income of $9.6 million for the three months ended March 31, 2022, which includes the gain on sale of Luna Labs, compared to net loss of $0.3 million for the three months ended March 31, 2021
•Adjusted EBITDA of $1.7 million for the three months ended March 31, 2022, compared to $1.3 million for the three months ended March 31, 2021
•Adjusted EPS of $0.05 for the three months ended March 31, 2022, compared to $0.03 for the three months ended March 31, 2021

(ROANOKE, VA, May 16, 2022) - Luna Innovations Incorporated (NASDAQ: LUNA), a global leader in advanced optical technology, today announced its financial results for the three months ended March 31, 2022. The first-quarter 2022 results include two weeks of Lios, Luna's newest acquisition.

"I'm very pleased with our first-quarter performance as the Luna team delivered a solid start to 2022," said Scott Graeff, President and Chief Executive Officer of Luna. "We surpassed the top end of the Q1 revenue guidance we provided in March, while completing significant events including the divestiture of Luna Labs, the acquisition of Lios and the complete absorption of OptaSense into our operations. And, as always, the Luna team is laser-focused on executing against our strategy. During the past year, you've seen us make some strategic moves to refresh our product lines and broaden our IP. We've done this to leverage and incorporate the best of our organic portfolio with cutting-edge technology and products from recent acquisitions to create highly competitive product offerings."

Graeff continued, "As a result of the moves we've made, today Luna is a company with blue-chip customers, over a dozen of which are long-term, resulting in many large, multi-unit purchase orders. For example, we've gone from shipping one or two boxes to being completely integrated into Lockheed Martin's F-35 global program. I'm incredibly proud of the team for managing through the numerous puts and takes over the past six quarters, as we solidify Luna as a clear leader and a company fully focused on Enabling the Future with Fiber."

First-Quarter Fiscal 2022 Financial Summary
Highlights of the financial results for the three months ended March 31, 2022 are:

	Three Months Ended March 31,		Change
(in thousands, except share and per share data)	2022	2021
Revenues	$22,481	$20,997	7%

Gross profit	14,279	12,271	16%
Gross margin	64%	58%

Operating expense	16,645	13,851	20%
Operating loss	(2,366)	(1,580)
Operating margin	(11)%	(8)%

Other expense and income tax benefit	1,023	521

Net loss from continuing operations	$(1,343)	$(1,059)

Income from discontinued operations, net of income taxes	10,924	740

Net income/(loss)	$9,581	$(319)

Earnings/(loss) per diluted share (EPS)	$0.30	$(0.01)
Adjusted EPS	$0.05	$0.03	67%
Diluted weighted average shares outstanding	32,243,082	31,350,629

Adjusted EBITDA	$1,721	$1,331	29%

A reconciliation of Adjusted EPS and Adjusted EBITDA to the nearest comparable figures under generally accepted accounting principles ("GAAP") can be found in the schedules included in this release.

Revenues for the three months ended March 31, 2022 increased 7% compared to the prior-year period, primarily due to revenue generated by the Lios acquisition.

Gross margin increased to 64% for the three months ended March 31, 2022, compared to 58% for the three months ended March 31, 2021, driven primarily by favorable product mix. Operating loss and margin were $2.4 million and

11% of total revenues, respectively, for the three months ended March 31, 2022, compared to $1.6 million and 8% of total revenues, respectively, for the three months ended March 31, 2021. The increase in operating loss was primarily due to an increase in deal and integration costs related to the acquisition of Lios.

Net income was $9.6 million, or $0.30 per fully diluted share, for the three months ended March 31, 2022, compared to net loss of $0.3 million, or $0.01 per fully diluted share, for the three months ended March 31, 2021. Adjusted EPS was $0.05 for the three months ended March 31, 2022 compared to $0.03 for the three months ended March 31, 2021.

Adjusted EBITDA was $1.7 million for three months ended March 31, 2022, compared to $1.3 million for the three months ended March 31, 2021.

2022 Full-Year Outlook
Luna is confirming the 2022 outlook it originally provided on March 14, 2022, which included the mid-March divestiture of Luna Labs and the acquisition of Lios:
•Total revenue of $109 million to $115 million for the full year 2022
•Adjusted EBITDA of $10 million to $12 million for the full year 2022
•Total revenues in the range of $25 million to $27 million for the second quarter 2022

Luna is not providing an outlook for net income, which is the most directly comparable GAAP measure to Adjusted EBITDA, because changes in the items that Luna excludes from net income to calculate Adjusted EBITDA, such as share-based compensation, tax expense, and significant non-recurring charges, among other things, can be dependent on future events that are less capable of being controlled or reliably predicted by management and are not part of Luna's routine operating activities.

The outlook above does not include any future acquisitions, divestitures, or unanticipated events.

Non-GAAP Financial Measures
In evaluating the operating performance of its business, Luna’s management considers Adjusted EBITDA and Adjusted EPS, which exclude certain charges and income that are required by GAAP. Adjusted EBITDA and Adjusted EPS provide useful information to both management and investors by excluding the effect of certain non-cash expenses and items that Luna believes may not be indicative of its operating performance, because either they are unusual and Luna does not expect them to recur in the ordinary course of its business, or they are unrelated to the ongoing operation of the business in the ordinary course. Adjusted EBITDA and Adjusted EPS should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results. Adjusted EBITDA and Adjusted EPS have been reconciled to the nearest GAAP measure in the table following the financial statements attached to this press release.

Conference Call Information
As previously announced, Luna will conduct an investor conference call at 8:30 am (ET) today to discuss its financial results for the three months ended March 31, 2022. The investor conference call will be available via live webcast on the Luna website at www.lunainc.com under the tab “Investor Relations.” To participate by telephone, the domestic dial-in number is 844.578.9643 and the international dial-in number is 270.823.1522. The participant access code is 6847538. Investors are advised to dial in at least five minutes prior to the call to register. The webcast will be archived on the company’s website under “Webcasts and Presentations” for 30 days following the conference call.

About Luna
Luna Innovations Incorporated (www.lunainc.com) is a leader in optical technology, providing unique capabilities in high-performance, fiber optic-based, test products for the telecommunications industry and distributed fiber optic-based sensing for a multitude of industries. Luna’s business model is designed to accelerate the process of bringing new and innovative technologies to market.

Forward-Looking Statements
The statements in this release that are not historical facts constitute “forward-looking statements” made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. These statements include Luna's expectations regarding its projected 2022 financial results and outlook, and the Company's growth potential. Management cautions the reader that these forward-looking statements are only predictions and are subject to a number of both known and unknown risks and uncertainties, and actual results, performance, and/or achievements of Luna may differ materially from the future results, performance, and/or achievements expressed or implied by these forward-looking statements as a result of a number of factors. These factors include, without limitation, failure of demand for Luna's products and services to meet expectations, failure of target market to grow and expand, technological and strategic challenges, uncertainties related to the ultimate impact of the COVID-19 pandemic and those risks and uncertainties set forth in Luna’s Form 10-Q for the quarter ended March 31, 2022, and Luna's other periodic reports and filings with the Securities and Exchange Commission ("SEC"). Such filings are available on the SEC’s website at www.sec.gov and on Luna’s website at www.lunainc.com. The statements made in this release are based on information available to Luna as of the date of this release and Luna undertakes no obligation to update any of the forward-looking statements after the date of this release.

Investor Contact:
Allison Woody
Phone: 540-769-8465
Email: IR@lunainc.com

Luna Innovations Incorporated
Consolidated Balance Sheets (Unaudited)
 (in thousands, except share data)

	March 31, 2022	December 31, 2021
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$10,788	$17,128
Accounts receivable, net	26,261	20,913
Contract assets	4,889	5,166
Inventory	28,891	22,493
Prepaid expenses and other current assets	7,152	3,793
Assets held for sale	—	12,952
Total current assets	77,981	82,445
Property and equipment, net	4,398	2,988
Intangible assets, net	22,332	17,177
Goodwill	29,199	18,984
Operating lease right-of-use assets	5,544	5,075
Other non-current assets	3,872	247
Deferred tax asset	1,339	3,321
Total assets	$144,665	$130,237
Liabilities and stockholders’ equity
Liabilities:
Current liabilities:
Current portion of long-term debt obligations	$4,167	$4,167
Accounts payable	2,617	2,809
Accrued and other current liabilities	17,312	9,258
Contract liabilities	4,047	4,649
Current portion of operating lease liabilities	2,458	2,101
Liabilities associated with assets held for sale	—	9,703
Total current liabilities	30,601	32,687
Long-term debt obligations, net of current portion	18,087	11,673
Long-term portion of operating lease liabilities	3,526	3,509
Other long-term liabilities	434	445
Total liabilities	52,648	48,314
Commitments and contingencies
Stockholders’ equity:
Common stock, par value $0.001, 100,000,000 shares authorized, 34,143,411 and 33,855,725 shares issued, 32,361,122 and 32,116,270 shares outstanding at March 31, 2022 and December 31, 2021, respectively	34	34
Treasury stock at cost, 1,782,289 and 1,744,026 shares at March 31, 2022 and December 31, 2021, respectively	(5,526)	(5,248)
Additional paid-in capital	99,906	98,745
Accumulated deficit	(1,994)	(11,575)
Accumulated other comprehensive loss	(403)	(33)
Total stockholders’ equity	92,017	81,923
Total liabilities and stockholders’ equity	$144,665	$130,237

Luna Innovations Incorporated
Consolidated Statements of Operations (Unaudited)
(in thousands, except share and per share data)

	Three Months Ended March 31,
	2022	2021

Revenues	$22,481	$20,997
Cost of revenues	8,202	8,726
Gross profit	14,279	12,271
Operating expense:
Selling, general and administrative	14,102	10,934
Research, development and engineering	2,543	2,917
Total operating expense	16,645	13,851
Operating loss	(2,366)	(1,580)
Other (expense)/income:
Other income	21	—
Interest expense	(113)	(143)
Total other expense	(92)	(143)
Loss from continuing operations before income taxes	(2,458)	(1,723)
Income tax benefit	(1,115)	(664)
Net loss from continuing operations	(1,343)	(1,059)
Income from discontinued operations, net of income tax of $1,022 and $46	3	740
Gain on sale of discontinued operations, net of tax of $3,117	10,921	—
Net income from discontinued operations	10,924	740
Net income/(loss)	$9,581	$(319)
Net loss per share from continuing operations:
Basic	$(0.04)	$(0.03)
Diluted	$(0.04)	$(0.03)
Net income per share from discontinued operations:
Basic	$0.34	$0.02
Diluted	$0.34	$0.02
Net income/(loss) per share attributable to common stockholders:
Basic	$0.30	$(0.01)
Diluted	$0.30	$(0.01)
Weighted average shares:
Basic	32,243,082	31,350,629
Diluted	32,243,082	31,350,629

Luna Innovations Incorporated
Consolidated Statements of Cash Flows (Unaudited)
 (in thousands)

	Three Months Ended March 31,
	2022	2021

Cash flows used in operating activities
Net income/(loss)	$9,581	$(319)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization	1,179	1,231
Share-based compensation	1,132	657
Loss from discontinued operations, net of tax	(10,921)	—
Deferred taxes	220	—
Tax benefit from release of valuation allowance	—	262
Change in assets and liabilities
Accounts receivable	(1,795)	1,439
Contract assets	(1,144)	(729)
Inventory	(1,416)	(1,617)
Other current assets	(1,636)	(847)
Other long term assets	2	(80)
Accounts payable and accrued expenses	2,287	(1,939)
Contract liabilities	171	(992)
Other long term liabilities	(33)	—
Net cash used in operating activities	(2,373)	(2,934)
Cash flows used in investing activities
Acquisition of property and equipment	(915)	(361)
Intangible property costs	38	(48)
Proceeds from sale of property and equipment	25	—
Proceeds from sale of discontinued operations	12,973	—
Acquisition of Lios	(22,085)	—
Net cash used in investing activities	(9,964)	(409)
Cash flows provided by/(used in) financing activities
Payments on finance lease obligations	(12)	(12)
Payments of debt obligations	(1,036)	(1,036)
Repurchase of common stock	(278)	(202)
Proceeds from ESPP	85	—
Proceeds from the exercise of options and warrants	220	845
Proceeds from borrowings under term loan	7,450	—
Net cash provided by/(used in) financing activities	6,429	(405)
Effect of exchange rate changes on cash and cash equivalents	(432)	176
Net decrease in cash and cash equivalents	(6,340)	(3,572)
Cash and cash equivalents-beginning of period	17,128	15,366
Cash and cash equivalents-end of period	$10,788	$11,794

Luna Innovations Incorporated
Reconciliation of Net Income/(Loss) to EBITDA and Adjusted EBITDA
 (in thousands)

	Three Months Ended March 31,
	2022	2021

Net income/(loss)	$9,581	$(319)
Net income from discontinued operations	10,924	740
Net loss from continuing operations	(1,343)	(1,059)
Interest expense	113	143
Income tax benefit	(1,115)	(664)
Depreciation and amortization	1,156	1,200
EBITDA	(1,189)	(380)
Share-based compensation	1,066	657
Integration and transaction expense	1,844	886
Amortization of inventory step-up	—	168
Adjusted EBITDA	$1,721	$1,331

Luna Innovations Incorporated
Reconciliation of Net Income/(Loss) to Adjusted EPS
(in thousands, except per share data)

	Three Months Ended March 31,
	2022	2021

Net income/(loss)	$9,581	$(319)
Net income from discontinued operations	10,924	740
Net income from continuing operations	(1,343)	(1,059)
Share-based compensation	1,066	657
Integration and transaction expense	1,844	886
Amortization of intangible assets	821	826
Amortization of inventory step-up	—	168
Income tax effect on adjustments	(933)	(634)
Adjusted income from continuing operations	$1,455	$844

Adjusted EPS	$0.05	$0.03

Adjusted weighted average shares (in thousands):
Diluted	32,243	31,351
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